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                                                                  EXHIBIT 10.1

                              AMENDED AND RESTATED
                       MANUFACTURING AND SUPPLY AGREEMENT

This Amended and Restated Manufacturing and Supply Agreement is entered into effective as of September 19, 2001, by and between Miza Pharmaceuticals (UK) Limited, a company organized under the laws of England and Wales ("Miza"), and Connetics Corporation, a Delaware corporation ("Connetics"). Miza and Connetics are each referred to as a "Party" to this Agreement, and collectively as the "Parties."

                                   BACKGROUND

A. Connetics, under its former name Connective Therapeutics, Inc., and CCL Pharmaceuticals, a division of CCL Industries Limited, a limited company organized under the laws of England and Wales ("CCL"), are parties to a Supply Agreement dated 01 June 1996, as amended February 1998 and 27 March 1998 (the "Original Agreement").

B. With respect to the business arrangement pursuant to the Original Agreement, Miza is the successor in interest to CCL.

C. Effective April 20, 2001, Connetics acquired Soltec Research Pty Ltd. ("Soltec"), which was the licensor of the products that were the subject of the Original Agreement.

D. Connetics desires to use Miza's facilities, resources and expertise to manufacture the Products, as defined below, and Miza desires to act as a contract manufacturer of the Product(s) agreed to by both Parties in accordance with the terms and conditions set forth in this Agreement;

E. Miza and Connetics wish to amend and expand the scope of the Original Agreement on the terms and conditions set forth in this Agreement, for the consideration set forth in this Agreement.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants set forth below, Miza and Connetics agree as follows:

                                    AGREEMENT

                                    ARTICLE 1
                                   DEFINITIONS

For the purposes of this Agreement, the following capitalized terms shall have the following meanings:

"AFFILIATE" means any corporation or other business entity controlled by, controlling or under common control with a party hereto. For this purpose "control" shall mean direct or indirect


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beneficial ownership of fifty percent (50%) or more of the voting stock, or a fifty percent (50%) or more interest in the income of, such corporation or other business entity.

"BATCH" shall have the meaning set forth in the Quality Agreement.

"CERTIFICATE OF ANALYSIS" means a summary of the quality control testing, as described in the Product Specifications, performed by Miza for Finished Product supplied under this Agreement.

"CHANGE" shall have the meaning set forth in the Quality Agreement.

"cGMPs" means the current Good Manufacturing Practices of the FDA.

"COMMERCIALLY REASONABLE EFFORTS" means the effort by Miza or Connetics to deploy, in light of prevailing circumstances and taking into account obligations and commitments to third parties, sufficient resources, capital equipment, material and labor as might reasonably be expected to achieve in a commercially appropriate time-scale, the benefits which are reasonably anticipated to accrue to Miza and Connetics from the commercial exploitation of the Products, and if the Commercially Reasonable Efforts are to be directed to a specific goal, then the achievement of that goal.

"CONFIDENTIAL INFORMATION" shall have the meaning set forth in SECTION 7.3 of this Agreement.

"CONNETICS REPRESENTATIVE" means the person designated by Connetics who shall be primarily resident on site at Miza's facility. As of the date of this Agreement, [*] is designated as the Connetics Representative.

"DATE OF MANUFACTURE" shall have the meaning set forth in the Quality Agreement.

"DEVELOPMENT AGREEMENT" means any separate agreement entered into by the Parties with respect to a potential Product that is not yet ready to be manufactured on a commercial scale, including the requirements surrounding production of units of Product and Placebo appropriately labeled for use in Connetics' clinical trials (in amounts to be specified by Connetics, as required). Each such Development Agreement shall, when executed, be appended to this Agreement as an EXHIBIT D.

"DMF" means the Drug Master File for a Product, as filed by Miza with the FDA.

"FDA" means the Food and Drug Administration of the United States of America.

"FINISHED PRODUCT" shall have the meaning set forth in the Quality Agreement.

"IND" means an Investigational New Drug Application for a Product, as filed by Connetics with the FDA.

"INITIAL TERM" shall have the meaning set forth in SECTION 10.1.

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"LABELING" means the primary container label, secondary packaging, package insert, shelf pack and shipper label specific to a finished Product manufactured in accordance with cGMPs and Connetics' instructions.

"LOSSES" shall have the meaning set forth in SECTION 11.1.

"MANUFACTURING STANDARDS" means the specifications for manufacturing, packaging, labeling and storing the Products set forth in the Product Specifications, the master batch record, cGMPs, MSDSs, and all other applicable U.S. laws and regulations.

"MSDS" means material safety data sheet(s).

"NDA" means a New Drug Application for a Product, as filed by Connetics with, and approved by the FDA.

"PLACEBO" means a Product adjusted to be formulated without the active ingredient.

"PRODUCT SPECIFICATIONS" means the specifications provided by Connetics for the manufacture of any Product.

"PRODUCT(S)" means the products described on EXHIBIT A to this Agreement, as it may be properly amended from time to time by agreement of the Parties, and which is incorporated by this reference as though fully set forth in this paragraph.

"QUALITY AGREEMENT" means the Agreement set forth as EXHIBIT C to this Agreement and incorporated by this reference as though fully set forth in this Agreement.

"REGULATORY AUTHORITY" means the FDA or any equivalent or additional governmental or regulatory agencies having jurisdiction with respect to Miza, Miza's facilities, or the Products.

"UNIQUE MATERIALS" shall have the meaning set forth in SECTION 3.12 of this Agreement.

                                    ARTICLE 2
                     PRODUCT SPECIFICATIONS AND MANUFACTURE

2.1 Manufacture of Products. During the term of this Agreement, and subject to the terms and conditions of this Agreement, Miza shall formulate, fill and package the Products in accordance with their respective Product Specifications, according to the terms of this Agreement and the Quality Agreement, as they may be amended from time to time.

2.2 Conformance to Product Specifications. Products (and jointly approved for the purposes of this section, the Placebo) shall conform to the Product Specifications, the terms of the Quality Agreement, and all specifications provided in Connetics' IND or NDA. Notwithstanding the foregoing, if Connetics accepts Product in accordance with the provisions of this Agreement and the Quality Agreement, this SECTION 2.2 shall be deemed to have been satisfied.



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2.3     Labeling. Miza will label and package Product in finished form, pursuant to a firm purchase order accepted by Miza as described in SECTION 3.4, provided, however, that Connetics shall be responsible for the origination of artwork and text, as well as written final approval before manufacture, of the Labeling.

2.4 Raw Materials. Miza shall have the sole responsibility to source all raw materials used in manufacture of the Products, including all quality control responsibility for such raw materials.

2.5 Batch Testing; Certificate of Authenticity. Miza shall test, or cause to be tested, in accordance with the Product Specifications, each batch of Product manufactured pursuant to this Agreement before delivery to Connetics. Prior to each shipment of Product, Miza shall provide to Connetics a Certificate of Analysis attesting to the quality of each batch contained within the shipment, including review and approval by the appropriate quality control unit of all batch production and control records. Miza shall maintain and provide Connetics with such documentation as may be required for compliance with FDA and other applicable regulations.

2.6 Good Manufacturing Practice. Miza shall manufacture, store and prepare all Products for shipping in accordance with cGMPs, and the equivalent manufacturing requirements of the European Regulatory Authorities, as applicable, in an FDA inspected and ISO9000 certified facility, currently envisioned to be Miza's facility in Runcorn, U.K. Miza may not change manufacturing of Products to an alternate facility without first obtaining Connetics' written approval, including the approvals required pursuant to the Quality Agreement, such approval not to be unreasonably withheld.

2.7 DMF. To the extent required, Miza shall maintain a DMF or like filing, suitable for Miza's manufacture of Products, with the applicable regulatory agencies (including FDA) and shall ensure that its "active status" is maintained. Miza shall use Commercially Reasonable Efforts to timely accomplish, and bear the costs of, preparing for regulatory inspection, approval and associated filings required for the manufacture of Connetics' Products. Connetics shall directly pay or reimburse Miza for any fees and payments to such regulatory agencies required for such inspection, approval and associated filings (e.g., any FDA inspection fee); it is understood that Connetics is not responsible for any additional fees and payments related to the general operation of Miza's business or facilities. Miza will provide letter(s) granting Connetics and its designees the right of cross-reference to the DMF. Miza reserves the right to cancel such letter(s) in case of termination of this Agreement.

2.8 Inspections. Connetics has the right at any time during the term of this Agreement, upon reasonable prior notice and during reasonable business hours and without disruption to Miza's business, to inspect Miza's facility, and to make FDA-type inspections at its plant to satisfy itself that Miza manufactures and documents the Product according to current cGMPs, consistent with FDA standards and requirements. Such inspections may only be made by individuals reasonably acceptable to Miza. The provisions of this SECTION 2.8



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        are subject to the confidentiality provisions of ARTICLE 7. Connetics shall be responsible for its costs of travel and accommodation for such inspections.



                           [Intentionally Left Blank]





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2.9     Changes to Product Specifications.

        (a) If Connetics desires any material change to the Product Specifications or manufacturing process, Connetics shall deliver, [*] prior to the expected date of implementation, written notice to Miza specifying such change desired by Connetics, and Miza shall acknowledge in writing any such notice within [*] days after Miza's receipt thereof; provided, however, that the Product Specifications or process shall not be supplemented, modified or amended in any respect without the prior written agreement of the Parties. Miza will use Commercially Reasonable Efforts to implement changes within [*] after Miza's acknowledgement of such notice. If Connetics requests a change to a Product Specification, including the manufacturing process, and Miza agrees that such change is feasible, such change shall be incorporated within the Product Specification pursuant to a written amendment to this Agreement. Connetics shall be responsible for obtaining any required FDA approval prior to implementation of such a change at Connetics' cost.

        (b) Miza will communicate to Connetics in a timely manner any change in the Product Specification, including the manufacturing process, initiated by Miza, and will obtain Connetics' written approval by way of written amendment of this Agreement incorporating such change within the Product Specification prior to implementation of the change. No such change may be instituted except in compliance with this Agreement and the Quality Agreement. Connetics shall have the option of obtaining, or having Miza obtain any required FDA approval or other regulatory approval prior to implementation of such a change. Miza may provide additional services in conjunction with the manufacture of Products, such as additional formulation, process development or stability testing, at the request of Connetics and pursuant to Connetics' purchase order, and all data and results from such additional services shall be owned by Connetics and protected as confidential under this Agreement.

2.10 Connetics Representative at Miza. Connetics may, at Connetics' expense, place a company representative on-site at Miza's manufacturing facility during the term of this Agreement. Subject to the following sentence, such representative shall have full access to all operations, documents, and records that specifically pertain to the manufacture of the Products. The Connetics Representative shall accept Miza's procedures regulating external customer relationships (including GMP training, guarantee of confidentiality, and health procedures), and shall not materially disrupt Miza's operations.


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                                    ARTICLE 3
                               PLANNING AND SUPPLY

3.1 Production. Miza will produce Products to meet the mutually agreed upon forecasts, subject to the provisions of this ARTICLE 3. Miza will keep Connetics reasonably informed of all scheduled production activity for the Products.

3.2 Termination of Obligation. Miza's obligation to supply Product to Connetics shall terminate pursuant to the provisions of ARTICLE 10 below.

3.3 Forecasts. Connetics shall provide Miza with an annual forecast for budgeting and production planning purposes. Connetics shall also deliver to Miza a monthly update during the first calendar week of each month. Each monthly update shall include a [*] setting forth Connetics' required quantities and delivery dates for each Product, together with a summary of changes from the previous update. Forecasts shall include the amounts of each Product to be manufactured and supplied by Miza and the expected timing for the delivery of each shipment during the forecast period. The Parties shall discuss each of the forecasts and shall mutually agree in good faith on the appropriateness of each forecast versus anticipated demand for Product.

3.4 Purchase Orders. Connetics will place written purchase orders directly or through its designated representatives with Miza approximately [*] prior to requested shipment date, including the following details: number of units, requested shipping date, shipping instructions and Connetics' order reference number including the price calculated according to this Agreement. Each Purchase Order issued pursuant to this Agreement shall be governed by the terms and conditions of this Agreement, and shall override any conflicting provisions in any purchase order and any invoice or packing slip generated by Miza with respect to the details set forth in this SECTION 3.4.

3.5 Receipt and Acceptance by Miza. Miza shall promptly acknowledge its receipt of purchase orders and inform Connetics of the anticipated dates of manufacture and delivery of each Product presentation to Connetics. Miza shall respond in writing as to its acceptance of each firm purchase order [*]. Once a specified quantity, form and delivery date terms have been agreed to by the Parties in any purchase order placed pursuant to this SECTION 3.5, the purchase order may not be canceled by either Party except as provided in SECTION 3.10 or in SECTION 3.11 below.

3.6 Shipment; Delays. Miza shall use Commercially Reasonable Efforts to ship Product to Connetics by the delivery date specified in the accepted purchase order. If Miza believes there will be a significant delay in shipment of Finished Product beyond the delivery dates specified in any accepted purchase order, Miza shall promptly inform Connetics of such expected delay and shall use Commercially Reasonable Efforts to minimize the delay.

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3.7     Change Orders. The time of delivery and quantities specified in a purchase order accepted by Miza pursuant to SECTION 3.5 above shall be binding upon the Parties and may not be changed or canceled, except as provided in SECTIONS 3.9 AND 3.10 below.

3.8 Increased Demand. Miza will use Commercially Reasonable Efforts to accommodate Connetics' requests for units in excess of those reserved for Connetics and set forth in EXHIBIT B to this Agreement; provided, however, that it shall not be a breach of this Agreement if Miza, despite its Commercially Reasonable Efforts, is unable to supply quantities of Product to Connetics in excess of [*] of the annual forecast supplied pursuant to SECTION 3.3 for that year.

3.9     Postponement of Manufacturing; Penalties.

        (a) By Connetics. Connetics may postpone a purchase order for production in accordance with the provisions in this Section. Connetics may postpone each purchase order one time. In the event of postponement pursuant to this SECTION 3.9, Miza shall use Commercially Reasonable Efforts to reschedule the postponed order to a date agreeable to both Parties. Regardless of the amount of notice, if Connetics does not reschedule the Date of Manufacture to a date within [*] of the originally scheduled date, the Purchase Order shall be deemed cancelled, and Connetics shall incur the penalties, if any, pursuant to SECTION 3.10.

        (b)     By Miza.

                (i) Miza shall use Commercially Reasonable Efforts to meet the terms of a purchase order that it accepts, taking into account mutually agreed upon forecasts under
                        SECTION 3.3, available plant capacity and timing of its production.

                (ii) If Miza fails to meet the deadlines specified in a purchase order that it has accepted, or specified in its acceptance of the purchase order, and the failure is caused by the negligence or willful misconduct of Miza, then Connetics may require Miza to supply the undelivered Product at the earliest possible future date [*] unless otherwise agreed by Connetics, or Connetics may at its option cancel such portion of the order without penalty.

3.10 Cancellation of Purchase Orders; Penalties. Connetics may cancel a purchase order for production in accordance with the provisions in this Section. The charge for cancellation shall be determined according to the following schedule:

        (a) If Connetics gives at least [*] notice prior to the manufacturing date assigned by Miza pursuant to SECTION 3.5, there shall be no penalty for cancellation.

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        (b)     If Connetics gives [*], Miza may invoice Connetics for, and
                Connetics shall be required to pay to Miza an amount equal to [*] of the amount owed under the purchase order, calculated in accordance with EXHIBIT B; provided, however, that Miza must use Commercially Reasonable Efforts to reallocate the suite to manufacture another product on the originally scheduled date, and no charge shall be assessed to Connetics if such efforts are successful.

        (c) If Connetics gives [*] Miza may invoice Connetics for, and Connetics shall be required to pay to Miza an amount equal to [*] of the amount owed under the purchase order, calculated in accordance with EXHIBIT B; provided, however, that Miza must use Commercially Reasonable Efforts to reallocate the suite to manufacture another product on the originally scheduled date, and no charge shall be assessed to Connetics if such efforts are successful.

        (d) If Connetics gives [*] of cancellation, Miza may invoice Connetics for, and Connetics shall be required to pay, an amount equal to [*] of the amount owed under the purchase order, calculated in accordance with EXHIBIT B.

3.11    Shipment; Inspection; Rejection

        (a) Shipment of Product. Miza shall ship, or cause to be shipped at Connetics' expense, the Product to Connetics or such destination(s) as Connetics may designate in writing. Delivery of Product to a common carrier authorized by Connetics shall constitute delivery to Connetics, and risk of loss shall pass to Connetics at that time. Miza agrees to provide support to assist Connetics to pursue any Product related claims it may have against carriers, provided that Connetics shall reimburse Miza for any out-of-pocket expenses Miza may incur in providing such support. All invoices and other shipping documents shall be sent by first class mail or by fax to Connetics' address for notices under this Agreement, directed to the attention of Controller.

        (b) Non-Conforming Product. Connetics may reject any batch of Product that does not conform to the Manufacturing Standards, subject to the terms of this Section and the Quality Agreement. Within ten (10) business days after Miza's internal release of Product, Connetics shall inspect the Product and notify Miza whether it will accept or reject the Product. No inspection under this Section shall relieve Miza of its obligations and warranties under this Agreement. If Connetics rejects all or any part of any shipment of Product, the procedures to be followed are:

                (i) Connetics shall submit to Miza in writing any claim that Product does not conform with the Product Specifications or cGMPs, accompanied by a report of Connetics' analysis (which analysis

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                        shall be conducted in good faith) and a sample of the
                        Product at issue, explaining in reasonable detail the basis on which the allegedly nonconforming Product does not meet the Product Specifications. Once nonconformance is confirmed and fault is determined to belong with Miza pursuant to the provisions of this Section 3.11(b), Connetics shall not be obligated to pay for such nonconforming shipment of Product. Only those tests listed in the Product Specifications may be used to demonstrate nonconformance of Product.

                (ii) Miza shall conduct its own analysis of the sample in good faith within thirty (30) days after the receipt by Miza of the report and sample from Connetics, and provide the results to Connetics.

                        (A) If after Miza's own analysis of the sample Miza agrees with the claim of nonconformity, Connetics shall promptly inform Miza if Connetics wishes to have Miza replace the nonconforming Product with conforming Product. If Connetics wishes to receive such replacement Product, Miza shall provide such replacement as soon as reasonably practicable thereafter, in which case Connetics shall be obligated to pay only for such replacement Product. Connetics shall not be obligated to pay for the nonconforming Product, and Miza shall: (1) credit Connetics for the amount paid by Connetics to Miza for the nonconforming Product if Connetics has already paid for such nonconforming Product or (2) cancel its invoice to Connetics for such nonconforming Product if Connetics has not yet paid for such nonconforming Product, and Connetics shall not be obligated to pay such canceled invoiced amount.

                        (B) If, after its own analysis, Miza does not agree with the claim of nonconformity or determines that Connetics is responsible for the nonconformity, such Product shall be tested for conformance with the applicable Product Specifications by an independent third party testing laboratory mutually acceptable to both parties. The independent analysis shall be binding on both Parties solely for the purpose of determining whether such Product may be rightfully rejected.

                (iii) After a final determination that the Product shipment is nonconforming, and if Miza is responsible for the nonconformity, Connetics shall return or destroy it at Miza's request and cost in the most cost effective and
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                                                                         Page 10
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                        manner available, consistent with federal, state and
                        local laws and regulations.

                (iv) If conforming Product supplied under this Agreement becomes nonconforming or unsuitable at no fault of Miza, Connetics will remain obligated to pay Miza for such Product. At Miza's request, Connetics shall return such unsuitable Product to Miza. Otherwise, Connetics shall destroy it in the most environmentally safe and appropriate manner available, consistent with federal, state and local laws and regulations.

        (c) Notwithstanding the other provisions of this SECTION 3.11, Connetics shall have no right to reject any Product that fails to conform with the Manufacturing Standards if the nonconformance is attributable to (i) events outside of Miza's control that occurred after delivery to a common carrier, or
                (ii) processes, procedures or Product components specified or approved in writing by Connetics in the Product Specifications or otherwise, provided that Miza followed or used such processes, procedures and Product components materially in accordance with the Product Specifications.

3.12 Unique Materials. Connetics shall reimburse Miza for its actual costs expended for the purchase of "Unique Materials" (i.e., certain raw materials, artwork, printed cans, labels, cartons and special valves) purchased by Miza expressly to meet its performance obligations under this Agreement in reliance upon a firm Purchase Order pursuant to
        SECTION 3.4 and which later are made obsolete, or to the extent that such Unique Materials remain on hand at the expiration of this Agreement as provided under SECTION 10.1. For purposes of this Section, material is obsolete if it cannot be incorporated into the Product due to changes mandated by a Regulatory Authority, changes directed by Connetics, or Connetics-mandated cancellation or postponement. Once material becomes obsolete, Miza may invoice Connetics for the acquisition costs of such obsolete material from time to time, which invoices shall identify the material in question and shall be accompanied by a reasonably detailed statement of the cause of such obsolescence and a certification that Miza has disposed of such materials in accordance with the terms of this Agreement.

3.13 Risk of Loss. Risk of loss of Product shall be with Miza until delivery of Product to a common carrier pursuant to SECTION 3.11 of this Agreement. Notwithstanding the forgoing, Miza shall not be liable for loss of Product caused by an event of force majeure or Connetics' negligence or willful misconduct.

3.14 Insurance. Miza shall at its own expense obtain and maintain workers' compensation and comprehensive general liability insurance with respect to performance under this Agreement, in amounts reasonably determined by Miza, but in no event less than [*].

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                                    ARTICLE 4
                             PRICE AND PAYMENT TERMS

4.1 Price for Connetics' Products. Connetics shall pay Miza for Products in amounts to be agreed for each Product and for each size or formulation. Effective as of the date first written above, the agreed upon price for each Product shall be set forth in the document attached as EXHIBIT B to this Agreement, which Exhibit may be amended from time to time by the mutual written agreement of the Parties as described in SECTION 4.5, below.

4.2 Invoices. Miza shall submit to Connetics an invoice five (5) days after Miza's internal release of Product. Connetics shall make payment of each invoice within 45 days after receipt by Connetics. If within thirty (30) days after the delivery of Product and the accompanying Certificate of Analysis to Connetics, Connetics demonstrates non-conformance under
        SECTION 3.11 and Miza agrees with such finding, Connetics shall not be obligated to pay for such non-conforming shipment.

4.3 Most Favored Vendor. Miza agrees that the price charged to Connetics at all times during the term of this Agreement shall be Miza's lowest price for equivalent quantities and lead times, to the extent offered to third parties in the same marketplace.

4.4 Currency. Amounts due to Miza under this Agreement are payable in U.S. Dollars.

4.5 Annual Performance and Price Reviews. The Parties agree to review Miza's performance on each anniversary of this Agreement to determine whether Miza has complied with its obligations under this Agreement, and to renew and renegotiate the pricing under this Agreement as appropriate. If the Parties agree to any changes in the Pricing, a new EXHIBIT B shall be prepared and made a part of this Agreement by a written amendment to this Agreement.

                                    ARTICLE 5
                                   WARRANTIES

5.1 Quality. Each shipment of Product under this Agreement shall have been manufactured in accordance with U.S. cGMPs in a duly licensed facility and shall have been subject to a quality control inspection by Connetics in accordance with the Product Specifications and with Connetics' then current quality control standards and systems. Miza shall number each Product shipment with a vendor lot number that is traceable to raw materials and/or components used to manufacture such Product.

5.2     Representations and Warranties.

        (a) Miza warrants that Product delivered to Connetics pursuant to this Agreement shall, at the time of delivery:



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                (i)     have been manufactured, filled, packaged, stored and
                        shipped in accordance with all applicable laws, rules, regulations or requirements;

                (ii) have been manufactured, filled, packaged and stored in accordance with, and will conform to, the Product Specifications;

                (iii) will be free from defects in material, manufacturing and workmanship for the shelf life of the Product as set forth in the Product Specifications; and

                (iv) not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act (the "Act") as amended, or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and such laws are constituted and effective at the time of delivery.

        (b) Licensing. Miza represents and warrants that it has obtained and will maintain on a current basis and will comply with all licenses, permits and approvals of applicable governmental agencies as may be required to manufacture, test and store the Product pursuant to this Agreement and perform its other obligations under this Agreement. Miza shall be responsible for obtaining and maintaining licenses and permits for manufacture, testing and storage of the Product and ensuring that its facilities used in the manufacture of the Product meet cGMPs in all respects.

        (c) Compliance with Laws. Miza represents and warrants that it shall comply with all federal, state, local and foreign laws, regulations and other requirements applicable to the manufacture, testing and storage of the Product and the performance of Miza's obligations under this Agreement. Miza shall have sole responsibility for adopting and enforcing safety procedures for the handling and manufacture of the Product at its facilities and the proper handling and proper disposal of waste relating to the Product.

5.3     Limitations; Indemnification.

        (a) Limitations on Warranty. The warranty furnished in SECTION 5.2(B) shall not apply to defects caused by accident or willful damage, abuse, misuse, neglect, improper testing, handling, storage or use after delivery by Miza of the Product in question to Connetics.

        (b) No Implied Representations; Warranties or Conditions. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER MIZA NOR CONNETICS MAKES ANY REPRESENTATIONS OR WARRANTIES AND THERE ARE NO CONDITIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO PRODUCT

                SUPPLIED UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATIONS, WARRANTIES OR CONDITIONS WITH RESPECT TO NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF SUCH PRODUCT, OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE PRACTICE.

        (c) Limitation of Liability. EXCEPT FOR ANY LOSS, LIABILITY, DAMAGE OR OBLIGATION ARISING OUT OF OR RELATING TO THE DISCLOSURE OF CONFIDENTIAL INFORMATION PURSUANT TO ARTICLE 7 OR AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY OR ANY OTHER THIRD PARTY FOR ANY LOST OPPORTUNITY, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES ARISING OUT OF THIS AGREEMENT, UNDER ANY CAUSE OF ACTION OR THEORY OF LIABILITY (INCLUDING NEGLIGENCE), AND WHETHER OR NOT SUCH PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. [*].


                                    ARTICLE 6
                               TECHNOLOGY TRANSFER

6.1 Without derogating from Miza's rights under this Agreement, Miza shall assist Connetics in qualifying a second source for Product, providing technical assistance and documentation as necessary, including such manufacturing technology and know-how so as to permit another entity to manufacture Product, and Miza agrees to cooperate with Connetics to facilitate the technology transfer.

6.2 Connetics agrees to reimburse Miza for Miza's expenses in providing the assistance required in SECTION 6.1 for any second source other than an Affiliate of Miza.


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                                    ARTICLE 7
                                 CONFIDENTIALITY

7.1     Confidentiality.

        (a) Confidential Information. The Parties acknowledge that by reason of their relationship to each other under this Agreement, each will have access to certain information and materials concerning the other's business, plans, trade secrets, customers (including, but not limited to, customer lists), technology, and/or products that is confidential and of substantial value to that Party, which value would be impaired if such information were disclosed to Third Parties ("CONFIDENTIAL INFORMATION"). Each Party agrees that it will not use in any way other than expressly authorized or contemplated under this Agreement, nor disclose to any third party, any such Confidential Information revealed to it by the other Party (except that Confidential Information may be disclosed, as required for the purposes of this Agreement, to any Regulatory Authority, an Affiliate, assignee, distributor, consultant or third party contractor or research and development organization under similar written obligations of non-disclosure and non-use), and will take every reasonable precaution to protect the confidentiality of such information and with no less restrictive precautions than it takes to protect its own confidential information. If Confidential Information is required to be disclosed in response to a valid order by a court, Regulatory Authority or other government body of competent jurisdiction, or if otherwise required to be disclosed by law, or if necessary to establish the rights of either Party under this Agreement, the receiving Party shall use Commercially Reasonable Efforts to provide the disclosing Party with advance notice of such required disclosure to give the disclosing Party sufficient time to seek a protective order or other protective measures, if any are available, for such Confidential Information.

        (b) Exceptions. For purposes of this Agreement, information shall be deemed Confidential Information if such information, by its nature or due to the context within which it is disclosed, is obviously intended by the disclosing Party to be kept confidential even if not identified as such in writing or with legends or other markings. The person disclosing Confidential Information shall endeavor to confirm verbally disclosed Information as "CONFIDENTIAL" in writing, given the understanding that failure to do so does not constitute a designation of non-confidentiality, particularly when the confidential nature is apparent from context and subject matter. Upon request by either Party, the other Party will advise whether or not it considers any particular information or materials to be Confidential Information. Confidential Information does not include information, technical data or know-how that:

                (i) is or becomes publicly available through no fault of the receiving Party or its individual employees, agents or members amounting to a breach of this Agreement;

                (ii) is lawfully obtained on a non-confidential basis by the receiving Party from a third party who is not obligated to retain such information in confidence;

                (iii) the receiving Party can demonstrate, by competent evidence, was known to it or any of its Affiliates from a source other than the disclosing Party or any of its Affiliates prior to the disclosure under this Agreement;

                (iv) the receiving Party can demonstrate by its written records is independently developed by employees of the receiving Party or an Affiliate of the receiving Party, which employees were neither privy to nor had access to the Confidential Information and which is developed without use in any way of the Confidential Information;

                (v) must be disclosed to governmental agencies, provided that: (A) this exception shall only apply to disclosure to such agencies, and not to any other person or entity; and (B) the disclosing Party shall (1) provide the other Party with prompt notice (including copies of all written requests or demands) of any proposed disclosure to any governmental agency, with an explanation of the Confidential Information of the other Party to be disclosed; and (2) cooperate in any lawful effort by the other Party to prevent, limit or restrict disclosure of its Confidential Information to such government agency.

7.2 Remedy. If either Party breaches any of its obligations with respect to this ARTICLE 7, or if such a breach is likely to occur, the other Party shall be entitled to seek equitable relief, including specific performance or an injunction, in addition to any other rights or remedies, including money damages, provided by law, without posting a bond.

7.3     Agreement Terms. Subject to SECTION 15.2 and the exclusions set forth in
        SECTION 7.1(B), the Parties shall treat the terms and conditions of this Agreement as Confidential Information; provided, however, after written notification to the other Party, each Party may disclose the existence of this Agreement and the material terms and conditions of this Agreement under circumstances that reasonably ensure the confidentiality thereof to: (a) any government or regulatory authorities, including without limitation the United States Security and Exchange Commission pursuant to applicable law (excluding, to the extent legally permitted, disclosure of financial terms in any publicly available versions of information so disclosed), (b) its legal representatives, advisors and prospective investors, and (c) to Connetics' licensors to the extent required for compliance with Connetics' obligations under third party licenses.

7.4 Return of Confidential Information. Within ten (10) days following the termination of any agreement between the Parties with respect to the subject matter the receiving Party agrees to promptly return all tangible items relating to the Confidential Information, including all written material, photographs, models, compounds, compositions and the like made available or supplied by the disclosing Party to receiving Party, and all copies thereof, upon the request of the disclosing Party, except such records as may be required to be kept for FDA or other government regulatory compliance. Recipient further agrees to identify those persons to whom the Confidential Information that is the subject of this Agreement was disclosed upon request of the disclosing Party.

7.5 Inside Information. Miza understands that Confidential Information may constitute "inside information" of Connetics for securities purposes and agrees to refrain from any unlawful disclosure, trading or other improper use of such information.

                                    ARTICLE 8
                                   ASSIGNMENT

8.1 Assumption of CCL Obligations. Miza expressly assumes all obligations of CCL under the Original Agreement up to the date of this Agreement.

8.2 Assignment by Miza. Miza shall have no right or authority to assign the Agreement or any portion of the Agreement, to sublet or subcontract in whole or in part, or otherwise delegate its performance under this Agreement, without Connetics' prior written consent, which consent shall not unreasonably be withheld. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Miza from assigning this Agreement to any Affiliate of Miza that may from time to time own or operate the facility at Runcorn, England. No such assignment shall relieve Miza of primary liability for the performance of its obligations under this Agreement.

8.3 Assignment by Connetics. Connetics may assign this Agreement, provided prior reasonable written notice has been given to Miza. Miza agrees that if this Agreement is assigned to any third party or Affiliate, all the terms and conditions of this Agreement shall obtain between such third party or Affiliate and Miza with the same force and effect as if said Agreement had been made with such third party or Affiliate in the first instance, provided that no such assignment shall relieve Connetics of primary liability for the due performance of this Agreement.

                                    ARTICLE 9
                                  FORCE MAJEURE

Neither Party shall be considered in default of performance of its obligations under this Agreement, except any obligation under this Agreement to make payments when due, to the extent that performance of such obligations is delayed by contingencies or causes beyond the reasonable control and not caused by the negligence or willful misconduct of such Party, including but not limited to strike, fire, flood, earthquake, windstorm, governmental acts or orders or restrictions, or force majeure, to the extent that the failure to perform is beyond the reasonable control of the nonperforming Party, if the Party affected shall give prompt written notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement for the period of time that it is so disabled.

                                   ARTICLE 10
                              TERM AND TERMINATION

10.1 Term. Subject to the rights to terminate sooner under this Article 10, this Agreement shall expire on [*] (the "Initial Term"), after which this Agreement may be renewed for successive periods of one or more calendar year(s) each, any such agreement to renew to be confirmed in writing by the Parties. At the end of the Initial Term, this Agreement shall automatically renew for successive one-year periods under the same terms and conditions set forth under this Agreement (or such other terms agreed in writing by the Parties) until terminated in writing in accordance with the provisions of this Agreement.

10.2 Termination for Material Breach. Either Party may terminate this Agreement upon written notice if the other Party has breached any of its material obligations under this Agreement, and (a) such breach has not been cured within 60 days after written notice of the breach, or (b) if a plan, reasonably acceptable to the non-breaching Party, is not implemented to cure as soon as practicable after notice of the breach

10.3 Termination upon Insolvency. Either Party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement immediately by written notice to the other Party upon (i) the filing by the other Party of a voluntary petition in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, (ii) the filing against such other Party of an involuntary petition in bankruptcy which is not dismissed within 60 days, (iii) the appointment of a receiver or trustee of any of such other Party's property if such appointment is not vacated within 60 days, (iv) the adjudication of such other Party as insolvent, or (v) the assignment of such other Party's property for the benefit of its creditors.

10.4 Termination for Force Majeure. Either Party may terminate this Agreement upon thirty (30) days written prior notice in the event of the other Party's inability to substantially perform its obligations under this Agreement for more than one hundred eighty (180) days due to an event of force majeure as described in SECTION 9.1.

10.5 Termination without Cause. Either Party may terminate this Agreement upon twelve (12) months' written notice.

10.6 Accrued Liabilities. The termination of this Agreement for any reason shall not discharge either Party's liability for obligations incurred under this Agreement and amounts unpaid at the time of such termination. Connetics shall be liable to pay Miza for any Product, work in progress and materials purchased by Miza to fulfill its obligations under this

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        Agreement, provided however that Miza shall make all Commercially
        Reasonable Efforts to mitigate its damages under such circumstances.

10.7 Return and Disposition of Property. Upon the termination of this Agreement for any reason, each Party shall return to the other Party or its designee all of such other Party's property, including, but not limited to, all proprietary information, in its possession. To the extent required by law or to comply with such Party's continuing obligations under this Agreement, each Party may keep a single copy of tangible property belonging to the other Party. Miza shall dispose of all bulk active ingredients, raw materials, containers, and Labeling not necessary to complete work in progress at Connetics' expense in accordance with Connetics' reasonable instructions.

                                   ARTICLE 11
                                 INDEMNIFICATION

11.1 Indemnification by Miza. Miza shall indemnify Connetics, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all suits, losses, actions, demands, investigations, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "LOSSES") brought by third parties arising from or occurring as a result of:

        (a)     a nonconformity of Product with the warranties under SECTIONS
                5.1 and 5.2 except for any damages attributable to the negligence of Connetics, its employees or agents;

        (b)     Miza's failure to comply with the Product Specifications;

        (c) any willful act or omission or negligence of Miza or its employees, agents or other contractors in the manufacturing and testing of the Product; or

        (d) Miza's failure to comply with the Act and the regulations under the Act in the production of Product.

        (e) any breach (or alleged breach) by Miza of its representations, warranties, or material obligations under this Agreement;

        (f) the manufacture or the storage of the Product prior to the date of shipment of Product to Connetics by Miza or its Affiliates,

        all except to the extent caused by the negligence or willful misconduct of Connetics or its officers, agents, employees, Affiliates, sublicensees or customers.

11.2 Indemnification by Connetics. Connetics shall indemnify Miza, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses brought by third parties arising from or occurring as a result of:

        (a) failure by Connetics to comply with the Food Drug and Cosmetic Act and the regulations under the Act;

        (b)     the handling or other use of the Product including by end users;

        (c) any willful act or omission or negligence of Connetics or its employees, agents or other contractors

        (d) any breach (or alleged breach) by Connetics of its representations, warranties, or material obligations under this Agreement;

        (e) the manufacture by Connetics or third parties contracted by Connetics, or the storage of Product after the date of shipment of Product to Connetics by Miza or its Affiliates,

        all except to the extent caused by the negligence or willful misconduct of Miza or its officers, agents, employees, Affiliates, sublicensees or customers.

11.3 Process. If either Party expects to seek indemnification from the other pursuant to the provisions of this ARTICLE 11, it shall promptly give notice to the indemnifying Party of any such Claim. The indemnifying Party shall have the right to control the defense of such Claim and the indemnified Party shall cooperate with the indemnifying Party in the defense of such Claim. No settlement or compromise of any Claim shall be binding on a Party hereto without its prior written consent.

11.4 Patent Indemnification. Connetics shall indemnify and hold Miza and its employees, servants and agents harmless from and against any and all claims, demands, actions, suits, losses, damages, costs, expenses (including reasonable attorney's fees), and liabilities which Miza may incur, suffer or be required to pay by reason of any patent infringement suit brought against Miza because of Miza's manufacture of Product to the extent that the alleged infringement arose out of or related to Miza's use of processes, compounds or other products the rights to which are claimed to be owned by Connetics.

                                   ARTICLE 12
                            AUDIT RIGHTS; INSPECTIONS

12.1 Inspections. Connetics, upon its own discretion and at its own cost and expense, is entitled during ordinary business hours and at dates acceptable to Miza to inspect or to have inspected, Miza's plant and procedures used for manufacture and storage of the Products. Such inspections shall not materially disrupt Miza's business for other customers.

12.2 Books and Records. Miza agrees to maintain and cause its Affiliates to maintain complete and accurate books and records of account so as to enable Connetics to verify amounts due and payable under this Agreement. In particular, Miza shall preserve and maintain all such records and accounts required for audit for a period of four (4) years after the calendar quarter for which the record applies.

12.3 Audit of Miza's Records. During the term of this Agreement, Connetics shall have the right upon four (4) weeks notice to Miza to have an independent certified public accountant, selected by Connetics and reasonably acceptable to Miza, audit Miza's records relating specifically to the Products during normal business hours; provided, however, that such audit shall not take place more frequently than once a year and shall not cover records for more than the preceding four (4) years.

12.4 Government Inspection. Miza agrees to advise Connetics by telephone and facsimile immediately of any proposed or announced visit or inspection, and as soon as possible but in any case within twenty-four (24) hours of any unannounced visit or inspection, by any Regulatory Authority of any facilities used by Miza in the performance of its obligations under this Agreement. Miza shall provide Connetics with a reasonable description of each such visit or inspection promptly (but in no event later than five [5] calendar days) thereafter, and with copies of any letters, reports or other documents (including Form 483's) issued by any such authorities that relate to the Products, or such facilities, processes or procedures. Connetics may review Miza's responses to any such reports and communications, and if practicable, and, insofar as timely received, Connetics' reasonable views and requests shall be taken into account prior to submission of such reports and communications to the relevant Regulatory Authority.

                                   ARTICLE 13
                                    DISPUTES

13.1 Arbitration. If the Parties' are unable to settle amicably any claim, dispute, controversy or difference arising out of or in relation to or in connection with this Agreement or for breach of this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation, then the dispute shall be resolved through binding arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In any arbitration pursuant to this section, the award shall be rendered by a majority of the members of a board of arbitration consisting of three members, one being appointed by each Party and the third being appointed by mutual agreement of the two arbitrators appointed by the parties. The place of arbitration shall be [*].

13.2 UN Convention Not Applicable. The Parties expressly disclaim application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods, and agree that it shall not govern or apply to this Agreement or its performance or construction.

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13.3    Governing Law. This Agreement shall be governed, controlled, interpreted and defined by and under the laws of [*] and the United States without regard to that body of law known as conflicts of law; provided that issues relating to the validity and enforceability of patents shall be governed by the laws of the jurisdiction by which such patent was granted.

                                   ARTICLE 14
                                     NOTICES

Any notice required or permitted by this Agreement shall be in writing and shall be sent by prepaid registered or certified mail, return receipt requested; by facsimile; by internationally recognized courier; or by personal delivery, in each case addressed to the other Party at the address below or at such other address for which such Party gives notice under this Agreement.

        Connetics Corporation
        Attn: President and Chief Executive Officer
        3400 West Bayshore Road
        Palo Alto, California 94303
        U.S.A.

        If to Miza, at:
        Miza Pharmaceuticals (UK) Limited
        6 Seymour Court, Manor Park
        Runcorn, Cheshire, UK
        WA7 1SY
        Attn:  President and CEO

Such notice shall be deemed to have been given when delivered or, if delivery is not accomplished by some fault of the addressee, when tendered. Either Party may change its address for notice by delivering a written notice of the new address in accordance with this Article.

                                   ARTICLE 15
                             NATURE OF RELATIONSHIP

15.1 No Agency; Independent Contractor. Each Party is and shall be considered to be an independent contractor of the other Party. Neither Party shall be the legal agent of the other for any purpose whatsoever and neither Party has any right or authority to make or underwrite any promise, warranty or representation, to execute any contract or otherwise to assume any obligation or responsibility in the name of or on behalf of the other Party. Neither Party shall be bound by or liable to any third persons for any act or for any obligation or debt incurred by the other toward such third party, except to the extent specifically agreed to in writing by the Party so to be bound.


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15.2    Public Statements. The Parties shall endeavor to provide courtesy copies of any public announcements concerning the relationship created by this Agreement. Neither Party shall make any representations concerning the other without the prior consent from the other Party. Notwithstanding the foregoing, each Party consents to references to it in reports or documents or other disclosures sent to stockholders or filed with or submitted to any governmental authority or stock exchange. Except for such disclosure as is required by applicable law and/or stock exchange regulation, neither Party shall make any announcement, news release, public statement, publication or presentation relating to the existence of this Agreement or the arrangements referred to in this Agreement without first notifying the other Party.

                                   ARTICLE 16
                              ADDITIONAL PROVISIONS

16.1 Headings. Article and section headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

16.2 Partial Invalidity. If any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, then: (a) such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties, it will be stricken; (b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction; and (c) the remaining provisions of this Agreement will remain in full force and effect.

16.3 Survival. The covenants and agreements set forth in ARTICLES 7, 11 AND 13 shall survive any termination or expiration of this Agreement and remain in full force and effect regardless of the cause of termination.

16.4 Entire Agreement. This Agreement, including the attached Exhibits, constitutes the entire agreement of the Parties with respect to the subject matter, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, between Connetics and Miza with respect to such subject matter. In particular, (a) this Agreement specifically supercedes and replaces the Original Agreement in its entirety, and (b) in the event of conflict between this Agreement and the terms and conditions of any purchase order or other form generated in performance of this Agreement, then the terms and conditions of this Agreement shall control, and (c) in the event of conflict between this Agreement and the Quality Agreement (as it may be amended from time to time), the terms of this Agreement shall govern all aspects of the relationship between the Parties except that the Quality Agreement shall govern with respect to quality matters.

16.5 Waivers. No waiver of any term or condition of this Agreement shall be valid or binding on either Party unless agreed in writing by the Party to be charged. The failure of either Party to enforce at any time, or for any period of time, any provision of this Agreement, or the failure to require at any time performance by the other Party of any provision of this Agreement, shall in no way be construed to be a present or future waiver of such provisions or of the right of such Party thereafter to enforce that provision or other provisions of this Agreement.

16.6 Assignment, Binding Effect. Neither Party shall assign this Agreement, by operation of law or otherwise, except to an Affiliate of such Party, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, and any such attempted assignment without such consent shall be void. No assignment shall be effective until the assignee shall have unconditionally assumed in writing all of the assignor's obligations under this Agreement and a written notice of such assignment is given to all the other Parties. When duly assigned in accordance with the foregoing, this Agreement shall be binding upon and inure to the benefit of the assignee.

16.7 Amendment. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed by the duly authorized representatives of both Parties.

16.8 Taxes. Miza and Connetics shall cooperate in seeking and/or applying for all available waivers, exclusions, exemptions, rebates and the like with respect to potential taxes (e.g., VAT) on the Products.

16.9 Conflicting Terms and Conditions. All sales under this Agreement shall be subject to the provisions of this Agreement (including, without limitation, the Product Specifications) and shall not be subject to the terms and conditions contained on any purchase order of Connetics or confirmation of Miza, except insofar as any such purchase order or confirmation establishes:

        (a)     the quantity and form of any Product ordered;

        (b)     the shipment date;

        (c)     the shipment routes and destinations; or

        (d)     the carrier.

16.10 Binding Effect and Assignment. Each Party agrees that its rights and obligations under this Agreement may not be transferred or assigned directly or indirectly, except as follows: (a) either Party may transfer or assign this Agreement to an Affiliate of such Party which agrees in writing to undertake the obligations under this Agreement, (b) either Party may transfer or assign this Agreement in connection with the sale of all or substantially all of the assigning Party's related business, and (c) either Party may transfer or assign this Agreement to a non-Affiliate Third Party with the prior written consent of the other Party, which consent shall not be unreasonably withheld. Subject to the foregoing, this Agreement shall be binding upon and inure to, the benefit of the Parties, their successors and assigns. Any attempted assignment contrary to the provisions of this SECTION 16.10 shall be deemed ineffective, and either Party shall have the right to terminate this Agreement, with the effect described in SECTION 10.2.

16.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective duly authorized officers as of the date first written above.


Connetics Corporation                     Miza Pharmaceuticals (UK) Limited

By: /s/                                   By: /s/
   ------------------------------            ----------------------------------

Title: President & CEO                    Title: President & CEO
       --------------------------                ------------------------------


                                          By: /s/
                                              ---------------------------------
                                          Title: Executive Vice President
                                                 Worldwide Business Development

                                LIST OF EXHIBITS



EXHIBIT A                      PRODUCTS

EXHIBIT B                      PRICING

EXHIBIT C                      QUALITY AGREEMENT

EXHIBIT D                      FORM OF DEVELOPMENT AGREEMENTS

                                    EXHIBIT A

                                    PRODUCTS




MARKETED NAME           NDC CODE                       SIZE
Luxiq                 63032-021-00                 100 gram can
Olux                  63032-031-00                 100 gram can
Luxiq                 63032-021-50                 50 gram can
Olux                  63032-031-50                 50 gram can

                                   EXHIBIT B

                                    Pricing



MARKETED NAME            SIZE                  PRICE PER UNIT*
Luxiq                    100 gram can             [*]
Olux                     100 gram can             [*]
Luxiq                    50 gram can              [*]
Olux                     50 gram can              [*]

-------
* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT C

                                QUALITY AGREEMENT



Quality and Technical Agreement between Connetics Corporation and Miza Pharmaceuticals (UK) Limited, dated July 26, 2001